Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in:

Registration Statement No. 333-143126 on Form S-8 pertaining to U-Store-It Trust Trustees Deferred Compensation Plan;

Registration Statement No. 333-143125 on Form S-8 pertaining to U-Store-It Trust Executive Deferred Compensation Plan;

Registration Statement No. 333-143124 on Form S-8 pertaining to U-Store-It Trust 2007 Equity Incentive Plan;

Registration Statement No. 333-134684 on Form S-8 pertaining to U-Store-It Mini Warehouse Co. 401(k) Retirement Savings Plan;

Registration Statement No. 333-119987 on Form S-8 pertaining to U-Store-It Trust 2004 Equity Incentive Plan;

Registration Statement No. 333-141710 on Form S-3ASR pertaining to U-Store-It Trust automatic shelf registration; and

Registration Statement No. 333-141709 on Form S-3ASR pertaining to U-Store-It Trust automatic shelf registration of our report dated February 29, 2008 (December 1, 2008, as to the effects of the reclassifications discussed in Note 10) related to the consolidated financial statements and financial statement schedule of U-Store-It Trust and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the reclassification of the operations of certain storage facilities disposed of and classified as held for sale) and our report dated February 29, 2008 on the effectiveness of U-Store-It Trust and subsidiaries’ internal control over financial reporting for the year ended December 31, 2007 appearing in the Current Report on Form 8-K of U-Store-It Trust and subsidiaries dated December 2, 2008.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

December 2, 2008